SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), to be held at 10:00 a.m., local time, on June 14, 2005 at the McLean Hilton—Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102 for the following purposes:

1.	To elect three directors of the Company, each to serve a three-year term until the 2008 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended for such election as directors the following persons: K. Paul Singh, John F. DePodesta and Paul G. Pizzani.

2.	To consider and vote upon one stockholder proposal which may be presented at the 2005 Annual Meeting.

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The Board of Directors has fixed April 28, 2005 as the record date for determining the stockholders entitled to receive notice of and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES USING THE TWELVE (12) DIGIT CONTROL NUMBER FOUND ON THEIR VOTE INSTRUCTION FORM VIA THE INTERNET AT PROXYVOTE.COM OR BY PHONE AT 1-800-454-8683. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

By Order of the Board of Directors,

K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

June 14, 2005

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), in connection with the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on June 14, 2005 at the McLean Hilton—Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). This solicitation is made by the Board of Directors of the Company. This Proxy Statement and the accompanying Proxy Card are being mailed on or about May 11, 2005 to stockholders of record of the Company on April 28, 2005 (the “Record Date”).

Please complete, date and sign the accompanying Proxy Card and return it promptly to the Company in the enclosed envelope, or vote via the Internet using the twelve (12) digit control number found on your vote instruction form at Proxyvote.com or by phone at 1-800-454-8683.

Stockholders Entitled to Vote. Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on the Record Date are entitled to receive Notice of the Annual Meeting of Stockholders and vote such shares held by them at the Annual Meeting or at any adjournments or postponements thereof. Each share of Common Stock outstanding on the Record Date entitles its holder to cast one vote on the election of each nominee for director and on any other matter that may properly come before the Annual Meeting. As of March 31, 2005, there were 90,081,403 shares of Common Stock outstanding.

Quorum. The presence at the meeting, either in person or by proxy, of stockholders entitled to cast one-third of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes withheld and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if a quorum exists. Abstentions generally will have the effect of votes against a particular proposal, and broker non-votes generally will have no effect on the outcome of the vote on a particular proposal. Stockholders are not entitled to cumulative voting in the election of directors. Directors, pursuant to Proposal 1, shall be elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee. Because directors will be elected by a plurality vote (i.e., the three directors receiving the greatest number of votes will be elected) abstentions and broker non-votes will not have any effect on such vote.

Voting. If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy IN FAVOR OF the election of all nominees for the Board of Directors named in this Proxy Statement, AGAINST the shareholder proposal requesting the Company to implement a code of conduct based on the international labor organization human rights standards, and as recommended by the Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

Revocation of a Proxy. A stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

You should rely only on the information provided in this Proxy Statement. We have authorized no one to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with staggered three-year terms. Currently, the Board of Directors has seven members. The terms of current directors K. Paul Singh, John F. DePodesta and Paul G. Pizzani expire at the Annual Meeting, while the terms of the remaining directors expire at the respective annual meetings of stockholders to be held in 2006 or 2007, as specified below. Messrs. Singh, DePodesta and Pizzani have been nominated and recommended for election to serve as directors for a three-year term expiring at the Annual Meeting of Stockholders to be held following the year ending December 31, 2007 (the “2008 Annual Meeting”). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted in favor of the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

Information Regarding Directors

The information set forth below is submitted with respect to the nominees for election to the Board of Directors, as well as those Directors whose terms of office are continuing after the Annual Meeting. There are no family relationships among any of the directors of the Company.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2008 Annual Meeting of Stockholders

K. Paul Singh, 54, co-founded the Company in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded the Company, Mr. Singh served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI, Mr. Singh was the Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. (OTI), a provider of international private digital network services to large multinational corporations, which he founded in 1984 and which was purchased by MCI in 1991. Mr. Singh holds an MBA from Harvard Business school and an MSEE from the State University of New York at Stony Brook.

John F. DePodesta, 60, co-founded the Company in 1994 with Mr. Singh and serves as a director and its Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer and Secretary. Mr. DePodesta served from 1994 to 2002 as the Chairman of the Board of Iron Road Railways Incorporated (“Iron Road”), which he co-founded in 1994. He served as Senior Vice President, Law and Public Policy, of Genesis Health Ventures, Inc. from January 1996 through March 1998. Additionally, from 1994 to 1999, he served as “of counsel” to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation. In 2001, Bangor & Aroostook Railroad Company (BAR), a wholly-owned subsidiary of Iron Road, and in 2002 certain affiliates of BAR, entered Chapter 11 bankruptcy proceedings. In 2001, Quebec Southern Railway Company Ltd., a wholly-owned subsidiary of Iron Road, filed a Notice of Intention to Make a Proposal under provisions of the Bankruptcy and Insolvency Act of Canada. Mr. DePodesta also serves on the Board of Directors of Genesis HealthCare Corporation. Mr. DePodesta holds a BA from Harvard College and a JD from the University of Pennsylvania Law School.

Paul G. Pizzani, 45, became a director of the Company in December 2002. Mr. Pizzani has been a partner of Pizzani Hamlin Capital, L.L.C. (“PH Capital”), which is an advisor to AIG Capital Partners, an indirectly wholly-owned subsidiary of American International Group, Inc. (“AIG”), since April 1999. Prior to forming PH Capital, Mr. Pizzani was a Managing Director of Wasserstein Perella Emerging Markets (“Wasserstein”), where he specialized in private equity investments and debt transactions. Prior to joining Wasserstein, Mr. Pizzani served as Treasurer of COMSAT Corporation, an international communications company. Mr. Pizzani was nominated by the holders of the Company’s Series C Convertible Preferred Stock (“Series C Preferred”) for appointment as a director of the Company. In connection with the sale of certain of the Company’s Series C Preferred to certain private equity funds sponsored by AIG and an additional investor in a private placement pursuant to a stock purchase agreement, dated December 31, 2002, the holders of the Series C Preferred acquired an aggregate of 559,950 shares of Series C Preferred, which were converted on November 4, 2003 into an aggregate of 22,616,990 shares of the Company’s Common Stock, which then constituted approximately 24.37% of the Company’s outstanding voting securities. In November 2003, certain of the former holders of the Series C Preferred (the “Former Series C Holders”) converted Series C Preferred into our Common Stock, entered into a Governance Agreement with the Company, and sold an aggregate of 5,500,000 shares of the Company’s Common Stock. At March 31, 2005, the Former Series C Holders beneficially owned approximately 18.4% of the Company’s outstanding voting securities. So long as at least 5% of the outstanding voting securities of the Company on a fully diluted basis are held by the Former Series C Holders, such holders have the right, subject to the Board of Directors’ exercise of fiduciary duties, to have a designee nominated for election by the Company’s stockholders as a member of the Company’s Board of Directors. So long as at least 10% of the outstanding voting securities of the Company on a fully diluted basis are held by the Former Series C Holders, such holders have the right, subject to the Board of Directors’ exercise of fiduciary duties, to have a designee serve as a non-voting observer to the Board of Directors of the Company. See “Non-Voting Board Observer—Designated by the Former Series C Holders.”)

The Board of Directors recommends a vote IN FAVOR OF Proposal 1 to elect the three nominees listed above. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF Messrs. Singh, DePodesta and Pizzani.

Non-Voting Board Observer—Designated by the Former Series C Holders

Geoffrey L. Hamlin, 44, has served since December 2002 as the board observer designated by the Former Series C Holders. Mr. Hamlin is a partner of PH Capital and served as a strategic advisor to Wasserstein prior to founding PH Capital in 1999 with Mr. Pizzani. Prior to joining Wasserstein, Mr. Hamlin worked as an Associate General Counsel at COMSAT Corporation, where he joined Mr. Pizzani in 1994 and served on the senior management team of COMSAT International Ventures.

Incumbent Directors—Terms Expiring at the 2006 Annual Meeting of Stockholders

David E. Hershberg, 67, became a director of the Company in 1995. Mr. Hershberg is the founder, and has, since 1994, been Chairman and Chief Executive Officer of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., the company that acquired Satellite Transmission Systems, Inc. Mr. Hershberg has a BSEE from Rensselaer Polytechnic Institute, an MSEE from Columbia University and a Masters of Management Science from Stevens Institute. He is the winner of the Long Island Entrepreneur of the Year Award and a member of the Society of Satellite Professionals Hall of Fame.

Pradman P. Kaul, 58, became a director of the Company in May 2002. Mr. Kaul has been the Chairman and Chief Executive Officer of Hughes Network Systems (HNS) since January 2000 and has served as President and Chief Operating Officer, Executive Vice President, and Director of engineering of HNS. Prior to joining HNS, Mr. Kaul held several positions with COMSAT Laboratories, including Manager, High Speed Digital Logic from June 1968 to April 1973. Mr. Kaul is a director of Optimos, Inc. and Tata Teleservices Maharashtra.

Incumbent Directors—Terms Expiring at the 2007 Annual Meeting of Stockholders

John G. Puente, 74, became a director of the Company in 1995. Mr. Puente also serves on the Board of Directors of MICROS Systems, Inc. From 1987 to 1995, Mr. Puente was Chairman of the Board and Chief Executive Officer of Orion Network Systems, a satellite telecommunications company. From 1997 to 1999, Mr. Puente was Chairman of the Board of Telogy Networks, Inc., a privately-held company. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

Douglas M. Karp, 49, became a director of the Company in June 1998. Mr. Karp is currently Managing Partner and Co-Chief Executive Officer of Tailwind Capital Partners (and its predecessor), a private equity firm. From August 2000 through April 2003, Mr. Karp was a Managing Partner of Pacific Partners LLC, a private equity and advisory firm. Prior to August 2000, Mr. Karp was a managing director and member of the Operating Committee of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc. including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of Eon Labs, Inc. and several private companies.

Meetings of the Board of Directors; Committees

During the year ended December 31, 2004, the Board of Directors held five meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and of any meetings of committees of the Board of Directors on which he served.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has delegated certain functions to these committees as follows:

Audit Committee. During the year ended December 31, 2004, the Audit Committee held nine meetings. The Audit Committee currently consists of Messrs. Pizzani (Chairman), Karp, and Puente. The Audit Committee has the authority and responsibility to hire one or more independent registered public accounting firms to audit the Company’s books, records and financial statements and to provide an attestation of management’s assessment of internal controls and the effectiveness of the Company’s internal controls, as required by the Sarbanes-Oxley Act of 2002 (Section 404), to discuss with such independent registered public accounting firm the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board of Directors with respect to its findings.

The Board of Directors has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the Marketplace Rules of the National Association of Securities Dealers (“NASD”) and rules of the Securities and Exchange Commission (“SEC”). Of the current committee members, Mr. Pizzani is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the committee’s charter. A copy of the charter is available on the Company’s website at www.primustel.com.

Compensation Committee. During the year ended December 31, 2004, the Compensation Committee held two meetings and conducted teleconference sessions on several occasions. The Compensation Committee currently consists of Messrs. Hershberg (Chairman) and Kaul, after the resignation of Mr. Nick Earle from the Board in July 2004. The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Primus Telecommunications Group, Incorporated Equity Incentive Plan, as amended (the “Equity Incentive Plan”), and the Director Stock Option Plan of Primus Telecommunications Group, Incorporated, as amended (the “Director Option Plan”), including the award of options under the Equity Incentive Plan, and administering and approving the Company’s management bonus plan.

Each of Messrs. Hershberg and Kaul is an “independent director” as that term is defined in Marketplace Rule 4200(a)(15) of the NASD. Under the Marketplace Rules of the NASD, the recommendation and determination of the compensation of the Chief Executive Officer and the Company’s other executive officers rests with the responsibility of those directors who meet the independence requirements prescribed by the Marketplace Rules of the NASD.

Nomination Committee. The Nominating Committee consists of Messrs. Kaul (Chairman) and Puente, both of whom meet the independence requirements prescribed by the Marketplace Rules of the NASD. The committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors. The committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, new director orientation, committee structure and membership, communications with stockholders, and board and committee self-evaluations. The charter of the Nominating Committee is available on the Company’s website at www.primustel.com.

Director Nomination Process

The Board of Directors has, by Board resolution and a Board approved Nominating Committee Charter, adopted a director nominations policy, the material terms of which are summarized below. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Nominating Committee of the Board of Directors.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Nominating Committee will take into account the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASD Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attn: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on the Company’s website at www.primustel.com.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from the Company’s stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors or the non-employee directors at the following address: Board of Directors/Non-Employee Directors, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attn: Corporate Secretary. Communications by e-mail should be addressed to jdepodesta@primustel.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Effective with our 2004 Annual Meeting of Stockholders, directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders.

Compensation of Directors

The Company pays non-employee directors an annual fee of $30,000, reimburses their expenses and pays a $2,500 supplement for each meeting attended in person. In addition, the Company grants each person who becomes a non-employee director on the date of initial election, and upon each date of re-election, options to purchase 45,000 shares of the Common Stock pursuant to the Director Option Plan, which options have an exercise price equal to the fair market value of the Common Stock as of the grant date and vest one-third upon the grant date, and one-third on each of the first and second anniversaries of the grant date. In 2004, the shareholders of the Company approved that non-employee directors may each elect to take some or all of their cash compensation in the form of restricted stock.

Code Of Ethics

The Company has adopted a Code of Ethics applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and other persons performing similar functions. The Code of Ethics is a statement of business practices and principles of behavior that support the Company’s commitment to conducting business while maintaining the highest standards of business conduct and ethics. The Company’s Code of Ethics covers topics including, but not limited to, compliance resources, conflicts of interest, compliance with laws, rules and regulations, internal reporting of violations and accountability for adherence to the Code. A copy of the Code of Ethics is available on the Company’s website at www.primustel.com. Any amendment of the Code of Ethics or any waiver of its provisions for a director, executive officer or senior financial officer must be approved by the Board of Directors. The Company will publicly disclose any such waivers or amendments pursuant to applicable SEC and NASDAQ Stock Market regulations.

PROPOSAL 2

STOCKHOLDER PROPOSAL RELATING TO

GLOBAL HUMAN RIGHTS STANDARDS

The New York City Teachers’ Retirement System, owner of 25,100 shares of the Company Common Stock and the New York City Fire Department Pension Fund, owner of 9,100 shares of the Company Common Stock, through their custodian and trustee, The Office of the Comptroller of New York City, 1 Centre Street, New York, N.Y. 10007-2341, have sent a letter to the Company’s Secretary that they intend to offer the following proposal for the consideration of the Company’s stockholders at the 2005 Annual Meeting, which the Company presents in accordance with SEC rules, as Proposal 2.

GLOBAL HUMAN RIGHTS STANDARDS

Whereas, Primus Telecommunications Group, Inc. currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

The Board of Directors unanimously recommends a vote AGAINST Proposal 2. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted AGAINST Proposal 2.

The recommendation of the Board of Directors is based upon, among other things, the fact that existing policies of the Company adequately address underlying concerns evidenced by the Comptroller’s Proposal. In particular, the Company’s Code of Ethics provides in pertinent part as follows:

“… 3 Legal Compliance. Obeying the law, both in letter and spirit, is the foundation of the Code of Ethics. Primus’s success depends on each employee operating within legal guidelines and cooperating with local, national and inter-national authorities …”

In addition, the Company’s Employment Policy states in pertinent part as follows:

“Primus is an equal opportunity employer and makes all employment decisions without regard to race, sex, religion, national origin, citizenship, disability, age, sexual orientation, political affiliation or any other criterion prohibited by law.”

Both of the policies cited above can be found on the Company’s web site at www.primustel.com.

In addition, the Board of Directors believes that Proposal 2, regarding third party monitoring of the Company and its suppliers, is indefinite and would require expenditures beyond any benefit which reasonably could be expected and is not in the best interest of the stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table and biographies set forth information concerning the individuals who serve as executive officers of the Company.

Name	Age	Position	Year or Expiration of Term as Director
K. Paul Singh	54	Chairman of the Board of Directors, President and Chief Executive Officer	2005

John F. DePodesta	60	Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	2005

Neil L. Hazard	52	Executive Vice President and Chief Operating Officer	N/A

Thomas R. Kloster	44	Senior Vice President and Chief Financial Officer	N/A

Tracy B. Lawson	36	Vice President—Corporate Controller	N/A

Mark Guirgis	37	Vice President—Planning and Analysis and Assistant Secretary	N/A

The biographies of Messrs. Singh and DePodesta appear under the caption “Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2008 Annual Meeting of Stockholders” on page 2.

Neil L. Hazard, 52, joined the Company in 1996 as its Executive Vice President and Chief Financial Officer. In June 2001, Mr. Hazard was also appointed Chief Operating Officer of the Company. On January 1, 2005, Mr. Hazard ceased serving as Chief Financial Officer in connection with Mr. Kloster’s promotion to Chief Financial Officer, and Mr. Hazard continues to serve as Executive Vice President and Chief Operation Officer. Prior to joining the Company, Mr. Hazard was employed by MCI from 1991 through 1996 in several executive positions, most recently as its director of Corporate Accounting and Financial Reporting, responsible for consolidation of financial results, external reporting to stockholders and securities compliance reporting. Mr. Hazard served as acting Controller of MCI and as director of Global Product Marketing. Prior to joining MCI in 1991, Mr. Hazard served as the Chief Financial Officer of OTI.

Thomas R. Kloster, 44, has served as the Company’s Chief Financial Officer since January 1, 2005. Prior to his appointment as Chief Financial Officer, Mr. Kloster served as the Company’s Senior Vice President—Corporate Finance from August 2003 to December 31, 2004. From September 2001 to August 2003, Mr. Kloster served as Vice President of Business Operations and Development for Sprint International. From May 2000 to September 2001, Mr. Kloster was the Chief Financial Officer and Controller of Cidera, Inc., a satellite-based provider of Internet content. From May 1996 through May 2000, Mr. Kloster served as the Corporate Controller and Chief Financial Officer of North America for the Company.

Tracy B. Lawson, 36, has served as the Company’s Vice President—Corporate Controller since January 2003. Since joining the Company in 1998, Ms. Lawson has served as Senior Manager of Corporate and United States Operations Financial Reporting and as Director of Global Financial Reporting, responsible for corporate financial reporting, consolidation of the Company’s financial results and external reporting to investors. Prior to joining the Company, Ms. Lawson was employed as Manager of Profit & Loss Consolidations and Executive Reporting by MCI from February 1991 until November 1998.

Mark Guirgis, 37, has served as the Company’s Vice President—Planning and Analysis since January 2003 and Assistant Secretary of the Company since August 2003. Since joining the Company in 1998 as Director of

Corporate Planning and Analysis, Mr. Guirgis has been responsible for consolidation of its annual business plans, financial forecasts and long-term projections as well as industry analysis and general corporate development activities. Prior to joining the Company, Mr. Guirgis was Manager of Consolidations in the Corporate Planning and Analysis department at MCI, where he worked from 1993 to 1998.

Summary Compensation Table (1)

The following table sets forth, for the years ended December 31, 2004, 2003 and 2002 certain compensation information with respect to the Company’s Chief Executive Officer and the four highest paid other Company executive officers as of December 31, 2004 (the “Named Executive Officers”).

	Year	Annual Compensation				Other Annual Compensation (3)		Long-Term Compensation
Name and Title		Salary		Bonus				Securities Underlying Options/SARs
K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer	2004 2003 2002	$ $ $	570,757 400,000 400,000	$ $ $	360,000 — 1,200,000	$ $ $	12,634 12,304 19,333	300,000 1,350,000 505,000	(2)

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	2004 2003 2002	$ $ $	513,628 465,000 300,000	$ $ $	218,750 593,750 725,000	$ $ $	6,150 6,000 3,750	120,000 100,000 430,000	(2)

Neil L. Hazard Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	552,858 490,000 315,624	$ $ $	171,250 656,250 789,000	$ $ $	6,150 6,000 12,210	120,000 100,000 205,000	(2)

Thomas R. Kloster Senior Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	278,590 102,404 —	$ $ $	100,000 40,000 —	$ $ $	6,150 — —	120,000 50,000 —

Tracy B. Lawson Vice President—Corporate Controller	2004 2003 2002	$ $ $	133,609 125,000 100,000	$ $ $	35,000 94,000 86,000	$ $ $	5,433 6,000 2,208	9,000 6,000 30,000	(2)

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the executive officers, which do not exceed the lesser of $450,000 or 10% of any officer’s salary and bonus disclosed in this table.
(2)	Represents options granted in exchange for outstanding options pursuant to a one-for-one exchange program that was commenced in May 2002, where optionee commitments were due and tendered in June 2002 and the replacement options were priced and awarded in December 2002.
(3)	Represents the value of matching payments under the Company’s 401(k) Plan and other personal benefits received by each of the Company’s executive officers.

Stock Option Grants in 2004

Under the Equity Incentive Plan, options to purchase the Common Stock are available for grant to all employees of the Company. The following table summarizes certain information regarding stock options to purchase Common Stock granted to the Named Executive Officers during the year ended December 31, 2004.

	Options Granted	Exercise Price Per Share	Expiration Date	% of Total Options Granted to Employees in 2004	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
Name and Title					5% (1)	10% (1)
K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer	300,000	$3.03	11/30/2014	13.40%	$1,480,665	$2,357,712

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	120,000	$6.12	6/7/2014	5.36%	$1,196,260	$1,904,844

Neil L. Hazard Executive Vice President and Chief Operating Officer	120,000	$6.12	6/7/2014	5.36%	$1,196,260	$1,904,844

Thomas R. Kloster	60,000	$6.12	6/7/2014	2.68%	$598,130	$952,422
Senior Vice President and Chief Financial Officer	60,000 120,000	$3.17	12/9/2014	2.68%	$309,816	$493,330

Tracy B. Lawson Vice President—Corporate Controller	9,000	$6.12	6/7/2014	0.40%	$89,720	$142,863

(1)	The 5% and 10% rates of appreciation are assumptions that are set forth in accordance with Item 402 of Regulation S-K promulgated by the SEC and are not intended to forecast future appreciation, if any, in the value of the Common Stock over such exercise prices.

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

The following table provides certain information about stock options exercised by the Named Executive Officers in the year ended December 31, 2004 and the year-end values of stock options held by the Named Executive Officers on December 31, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2004		Value of Unexercised in-the-Money Options at December 31, 2004 (1)
Name & Title			Exercisable	Unexercisable	Exercisable	Unexercisable
K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer	—	—	2,194,797	466,667	$3,353,986	$258,334

John F. DePodesta Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer, Secretary and Director	—	—	606,667	186,667	$1,027,368	$85,334

Neil L. Hazard Executive Vice President and Chief Operating Officer	—	—	306,667	186,667	$512,118	$85,334

Thomas R. Kloster Senior Vice President and Chief Financial Officer	—	—	16,666	153,334	$—	$600

Tracy B. Lawson Vice President—Corporate Controller	—	—	42,000	13,000	$71,260	$5,120

(1)	Based upon a closing price per share of the Common Stock of $3.18 on December 31, 2004.

Employment Agreement

The Company has an employment agreement with Mr. Singh (the “Singh Agreement”). The Singh Agreement initially was a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and now continues from year to year unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full-time efforts to the Company as Chairman of the Board, President and Chief Executive Officer. The Company is required to compensate Mr. Singh at an annual rate of at least $250,000 effective January 1, 1997 (which amount is reviewed annually by the Board of Directors and is subject to increase at their discretion). The Company is also obligated to (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management of the Company, (ii) provide life insurance in an amount equal to three times Mr. Singh’s base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary, (iii) provide medical insurance for him and his family and (iv) pay for Mr. Singh’s personal tax and financial planning services up to $2,500 per year.

The Company may terminate the Singh Agreement at any time in the event of his disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign from the Company at any time without penalty (other than the non-competition obligations discussed below). If the Company terminates the Singh Agreement for disability or cause, the Company will have no further obligations to Mr. Singh. If, however, the Company terminates the Singh Agreement other than for disability or cause, the Company must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay. If Mr. Singh resigns, he may not directly or indirectly compete with the Company’s business until six months after his resignation. If the Company terminates Mr. Singh’s employment for any reason, Mr. Singh may not directly or indirectly compete with the Company’s business until six months after the final payment of any amounts owed to him under the Singh Agreement becomes due.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the Company’s cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor’s Midcap 400 Index and the Standard & Poor’s Telecommunications (Long Distance) Index for the period from December 31, 1999 through May 13, 2002, the period the Company was on the NASDAQ National Market, from May 14, 2002 through March 20, 2003, the period the Company was on the NASDAQ Small Cap Market and the date the Company returned to the NASDAQ National Market, March 21, 2003, through December 31, 2004. The comparison assumes $100 was invested on December 31, 1999 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder return shown on the graph below is not indicative of future performance.

Comparison of Cumulative Total Return

	12/31/1999	12/31/2000	12/31/2001	12/29/2002	12/31/2003	12/31/2004
Primus Telecommunications Group, Incorporated	100.00	14.02	3.94	12.12	61.58	19.27
Standard & Poor’s Midcap 400 Index	100.00	131.72	129.57	109.55	146.83	169.08
Standard & Poor’s Telecommunications (Long Distance) Index	100.00	41.08	47.12	34.35	32.72	41.71

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, the above Performance Graph will not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee consists of Messrs. Hershberg and Kaul. Set forth below is the full report of the Compensation Committee regarding the compensation of executive officers on account of fiscal year 2004. Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Compensation Committee Report on Executive Compensation will not be incorporated by reference into any such filings.

General

During 2004, the compensation of the executive officers was administered and determined by the Compensation Committee of the Board of Directors. The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of the Company.

Compensation Policy and Philosophy

The Company’s executive compensation policy (i) is designed to establish an appropriate relationship between executive pay and the Company’s annual performance against annual budgets and relative to the performance of the peer group of the industry sector, its long-term growth objectives and its ability to attract and retain qualified executive officers, and (ii) is based on the belief that the interests of the executives should be closely aligned with the Company’s stockholders. In support of this philosophy, a meaningful portion of each executive’s compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options and other equity incentives encourages growth in management stock ownership which are intended to lead to the creation of value for the Company’s stockholders and expansion of management’s stake in the long-term performance and success of the Company. The Compensation Committee considers all elements of compensation, including the valuation of options, and the compensation policy when determining individual components of pay.

The Compensation Committee believes that leadership and motivation of the Company’s employees are critical to achieving the objectives of the Company. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers the Company’s business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives’ total compensation at-risk, tied to both the quarterly, annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

Executive Compensation Components

As discussed below, the Company’s executive compensation package is primarily comprised of three components: base salary, cash incentive bonuses, stock options and equity incentives. In making its determinations, the Compensation Committee engaged two firms to review and benchmark the Company’s executive compensation against industry standards.

Base Salary. Generally, the Compensation Committee approves the base salaries of the executive officers based on (i) performance and accomplishment of the Company in the preceding year, which is the most important factor, (ii) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, and (iii) individual performance for the preceding year for most executive officers. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its determination. No specific formula is applied to determine the weight of each criterion.

Cash Incentive Bonuses. Cash incentive bonuses for the Named Executive Officers (excluding the Chief Executive Officer) were paid based upon the following criteria: (i) the Company’s operating and financial performance; (ii) refinancing debt; (iii) furthering the Company’s strategic position in the marketplace through developing and executing new strategic initiatives in broadband, wireless and local services; (iv) ensuring compliance with Sarbanes-Oxley requirements; and (v) individual merit. The aggregate amount of cash bonuses in 2004 was materially reduced from the prior year reflecting the fact that certain of the operational and financial goals established by the Compensation Committee were not met.

Long-Term Incentive Compensation. Stock options and the equity incentives encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The Compensation Committee believes that option grants and other equity incentives afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the Equity Incentive Plan are designed to encourage longevity of employment with the Company and generally extend over a three-year period.

Compensation of Chief Executive Officer

The Compensation Committee believes that K. Paul Singh, the Company’s Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his compensation should be based on performance. Accordingly, Mr. Singh’s annual base salary for 2004 was set at $570,757 based on the factors described under “—Executive Compensation Components” and the factors described below. His cash incentive bonus was $360,000; and he was awarded 300,000 stock options. For 2003, Mr. Singh’s annual base salary was $400,000, and rather than participating in the cash incentive bonus program for the other Named Executive Officers, his incentive compensation was solely comprised of a stock option award of 1,100,000 shares. The factors that the Compensation Committee considered in setting his total compensation for the year 2004 were his individual accomplishments and leadership, in driving overall Company strategy in pursuing new initiatives in broadband, wireless and local services and in obtaining new financing, as well as pay practices of peer companies relating to executives of similar responsibility.

Internal Revenue Code Section 162

The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers, including the Chief Executive Officer. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders. Due to the Named Executive Officer’s annual incentive bonus being performance-based in calendar year 2004, the limitation under Section 162(m) had no net tax effect on the Company. The limitations of Section 162(m) are not expected to have a material effect on the Company in calendar year 2005.

Respectfully Submitted,

The Compensation Committee of the Company’s Board of Directors

David E. Hershberg (Chairman) Pradman P. Kaul

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Messrs. Hershberg and Kaul, who were not at any time officers or employees of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of another entity which has one or more executive officers that will serve as a member of the Board of Directors or the Company’s Compensation Committee.

The Company has a reciprocal services agreement with a vendor to provide and to receive domestic and international termination of telecommunication services. David E. Hershberg, a director of the Company, is the Chairman and Chief Executive Officer of the vendor providing such services. The contract is on a month-to-month basis. The Company recorded revenue of approximately $331,000, $375,000 and $65,000 and costs of $600,000, $125,000 and $0 in 2004, 2003 and 2002, respectively, for services provided and received under this agreement. The Company had amounts due from the vendor of approximately $54,000, $65,000 and $15,000 at December 31, 2004, 2003 and 2002, respectively.

During the year ended 2004, 2003 and 2002, the Company provided international telecommunications services to a customer for which Pradman P. Kaul, a Director of the Company, serves as the Chairman and Chief Executive Officer . The Company recorded revenue of approximately $75,000, $121,000 and $87,000 in 2004, 2003 and 2002, respectively, for services provided. The Company had amounts due from the customer of approximately $4,000, $11,000 and $12,000 at December 31, 2004, 2003 and 2002, respectively.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2004 with the Company’s management, and also has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2004 be included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2005.

In addition, the Audit Committee has considered whether the provision of services by Deloitte & Touche LLP falling under the headings “Tax Fees” and “Other Fees” (see “Other Matters—Relationship with Independent Registered Public Accounting Firm”) is compatible with maintaining the independence of Deloitte & Touche LLP from the Company, and has determined that the provision of such services is compatible with maintaining such independence.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Report of the Audit Committee will not be incorporated by reference into any such filings.

Respectfully submitted,

The Audit Committee of the Company’s Board of Directors

Paul G. Pizzani (Chairman) Douglas M. Karp John G. Puente

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2005, the Company had 519 registered holders of record of 90,081,403 shares of its Common Stock. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein.

The following table sets forth, as of March 31, 2005, certain information as to the beneficial ownership by each person listed below of shares of the Common Stock, including shares of Common Stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of Common Stock options that are exercisable as of, and within 60 days from, March 31, 2005,) within the meaning of Rule 13d-3(d)(1) under the Securities and Exchange Act of 1934, by: (i) each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director or nominee for director, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person had, as of March 31, 2005, sole voting power and sole investment power with respect to the Company’s shares, subject to community property laws as applicable.

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
American International Group, Inc (2) 70 Pine Street New York, NY 10270	16,540,008	18.36%

AIG Global Sports and Entertainment Fund, L.P. (“AIG Global Sports”) (2) Ugland House, South Church Street George Town, Grand Cayman	8,270,004	9.18%

AIG Global Emerging Markets Fund, L.L.C. (“AIG Emerging Markets”) (2) 175 Water Street, 23rd Floor New York, NY 10038	7,478,556	8.30%

K. Paul Singh (3) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	5,687,421	6.31%

Toro Ventures, Ltd. and affiliates (4) 421 N. Beverly Drive, Suite 300 Beverly Hills, CA 90210	5,047,611	5.60%

John F. DePodesta (5) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	791,496	*

Neil L. Hazard (6) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	462,611	*

John G. Puente (7) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	192,190	*

David E. Hershberg (8) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	91,660	*

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)
Pradman P. Kaul (9) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	69,366	*

Douglas M. Karp (10) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	60,000	*

Tracy B. Lawson (11) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	55,162	*

Mark Guirgis (12) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	49,485	*

Paul G. Pizzani (13) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	45,000	*

Thomas R. Kloster (14) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	26,616	*

All executive officers and directors as a group (15) 7901 Jones Branch Drive, Suite 900 McLean, VA 22102	7,531,007	8.36%

*	Less than 1% of the outstanding Common Stock.
(1)	Shares of Common Stock subject to options currently exercisable or which become exercisable on or prior to 60 days from March 31, 2005 (“Currently Exercisable Options”) are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Number of Shares of Common Stock Beneficially Owned consists of shares that are beneficially owned directly by affiliated entities, including AIG Global Sports and AIG Emerging Markets listed below in this table, each of which is managed by a sole general partner or sole managing member that is an indirect wholly-owned subsidiary of AIG.
(3)	Includes 381,886 shares of Common Stock owned by Mr. Singh’s family, 419,600 shares of Common Stock held by two private foundations of which Mr. Singh is the president and a director, and 8,812 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 2,278,100 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Singh.
(4)	Includes 4,070,000 shares beneficially owned by Toro Ventures Ltd. (“Toro”); 938,611 shares beneficially owned by Brener International Group, LLC (“Brener”); 24,000 shares beneficially owned by Clive Fleissig and 15,000 shares beneficially owned by Fernando Rojas, as reported on Schedules 13G dated January 28, 2005. Messrs. Fleissig and Rojas disclaimed group participation with Toro and Brener.
(5)	Includes 640,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. DePodesta.
(6)	Includes 340,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Hazard.
(7)	Includes 15,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Puente.
(8)	Includes 75,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Hershberg and 945 shares owned by a family partnership.

(9)	Includes 45,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Kaul.
(10)	Includes 60,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Karp.
(11)	Includes 44,000 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Ms. Lawson.
(12)	Includes 44,917 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Guirgis.
(13)	Includes 45,000 shares of Common Stock issuable upon exercise of Currently Exercisable Options granted to Mr. Pizzani. Excludes 8,270,004 shares of Common Stock owned by AIG Global Sports. Mr. Pizzani may be considered affiliated with AIG Global Sports.
(14)	Includes 16,666 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to Mr. Kloster.
(15)	Consists of 11 persons and includes 3,603,683 shares of Common Stock issuable upon the exercise of Currently Exercisable Options granted to directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 13, 2000, the Company loaned Jay Rosenblatt, who currently serves as President of Primus Wireless, the principal amount of $268,500. This loan was payable in full five years from the date of agreement (subject to earlier repayments upon the termination of Mr. Rosenblatt’s employment under certain circumstances) and was secured by shares of the Company’s Common Stock pursuant to a full recourse note. Interest is compounded quarterly at a rate of 6% per annum and payable upon maturity. In February 2002, the Company entered into a retention agreement with Mr. Rosenblatt which provided that the personal recourse feature of the notes would be removed. The shares of the Company’s Common Stock acquired upon exercise of Mr. Rosenblatt’s options will continue to be held by the Company as collateral for the notes, which collateral had a value of $45,120 at March 31, 2005.

OTHER MATTERS

Other Business

The Board of Directors knows of no other matters that will be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted, to the extent permitted by applicable law, in accordance with the judgment and at the discretion of the persons named therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officer, directors and 10% stockholders are required under Securities Exchange Act of 1934 to file with the Securities and Exchange Commission reports of ownership and changes in ownership in their holdings in our stock. Based solely on an examination of these reports, all such reports have been timely filed, except for the following cases: with respect to Mr. Karp and Mr. Puente’s re-election as directors on June 16, 2004, we inadvertently failed to file timely reports on their behalf. Reports for Mr. Karp and Mr. Puente were filed on July 28, 2004 with the Securities and Exchange Commission.

Relationship with Independent Registered Public Accounting Firm

The Company’s consolidated financial statements for the fiscal year ended December 31, 2004 have been audited by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2004	2003
Audit Fees Audit fees include audit of annual financial statements, Sarbanes-Oxley attestation fees, reviews of quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other matters related to SEC filings.	$3,610,026	$1,833,906
Audit-Related Fees Audit-related fees include acquisition due diligence.	67,143	272,861
Tax Fees Tax fees include corporate tax consulting for subsidiaries in the United States, Canada, Australia, the United Kingdom, Japan and Germany.	1,579,040	1,093,694
Other Fees Other fees include fees billed for permitted non-audit services.	29,800	8,903

Total	$5,286,009	$3,209,364

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to John DePodesta, Executive Vice President, Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, or contact John DePodesta at (703) 902-2800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC accompanies this Proxy Statement.

Stockholder Proposals

In order for any proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934 to be eligible for inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Stockholders, such proposal must, in addition to meeting the stockholder eligibility and other requirements of SEC’s rules governing such proposals, be received not later than December 31, 2005 by the Secretary or Assistant Secretary of the Company at the Company’s principal executive offices, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102.

Solicitation of Proxies

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone, facsimile or telegraph, and in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, 7901 JONES BRANCH DRIVE, SUITE 900, MCLEAN, VIRGINIA 22102.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES USING THE TWELVE (12) DIGIT CONTROL NUMBER FOUND ON THEIR VOTE INSTRUCTION FORM VIA THE INTERNET AT PROXYVOTE.COM OR BY PHONE AT 1-800-454-8683.

By Order of the Board of Directors,

K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints K. Paul Singh and John F. DePodesta, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 14, 2005, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

1.	To elect three directors of the Company, each to serve a three-year term until the 2008 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended for such election as directors the following persons: K. Paul Singh, John F. DePodesta and Paul G. Pizzani.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To withhold authority for any director nominee listed above, enter the name of the director nominee for which authority is being withheld:

2.	Stockholder proposal requesting the Company to implement a code of conduct based on international labor organization human rights standards.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	The transaction of such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

(Continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF MESSRS. SINGH, DEPODESTA AND PIZZANI AND “AGAINST” THE SHAREHOLDER PROPOSAL REQUESTING THE COMPANY TO IMPLEMENT A CODE OF CONDUCT BASED ON INTERNATIONAL LABOR ORGANIZATION HUMAN RIGHTS STANDARDS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES IDENTIFIED ON THIS PROXY CARD, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Stockholder

Signature of Stockholder

Date: , 2005
NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.